Exhibit 99.2

NEWS RELEASE
American Signs West Douglas
Participation Agreement
Red Technology Alliance, LLC
To Fund And Halliburton To Manage The Drilling Of A Deep Test Well At
American’s West Douglas Project
     DENVER, July 2, 2007 — American Oil & Gas Inc. (AMEX: AEZ) has signed a participation agreement with Red Technology Alliance, LLC allowing RTA to fund 100% of the drilling and, if warranted, the completion costs of a deep test well at American’s West Douglas project. In return, RTA will earn a 50% working interest in American’s approximate 40,000 gross acre position in Converse County, Wyoming. American’s West Douglas project extends west of the Fetter Project along the southern basin bounding fault in the Powder River Basin and is part of American’s approximate 120,000 gross acre Douglas project area. The initial test well should commence drilling before October 2007, and is expected to be drilled to a total vertical depth of approximately 14,000 feet. The well is designed to evaluate the productive potential of a number of formations including the Steele, Niobrara, Frontier, Mowry and Dakota. American currently owns a 90% working interest in the acreage position and privately held North Finn LLC owns the remaining 10%. American will own a 45% carried working interest in the test well and will retain a 45% working interest in the West Douglas undrilled acreage.
     Pat O’Brien, CEO of American stated, “After experiencing the level of professionalism and expertise of Halliburton at our Fetter Project, we are pleased that Halliburton and RTA will expand their relationship with us and project manage our West Douglas project. This large acreage position, which is prospective in a number of formations, holds compelling potential for all parties to this agreement.”
     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400- Denver, CO 80265	303.449.1184